(in millions of U.S. dollars, except per share amounts, CDN GAAP)

                                                                    Exhibit 99.2

ZARLINK SEMICONDUCTOR INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CANADIAN SUPPLEMENT

             (in millions of U.S. dollars, except per share amounts,
                        and in accordance with CDN GAAP)

The following Management's Discussion and Analysis of Financial Condition and Results of Operations - Canadian Supplement ("Canadian Supplement") should be read in conjunction with Zarlink's Management's Discussion and Analysis of Financial Condition and Results of Operations included in Item 2 of this Quarterly Report. The Canadian Supplement should also be read in conjunction with the unaudited consolidated financial statements and notes thereto prepared in accordance with U.S. GAAP (included in Item 1 of this Quarterly Report), the unaudited consolidated financial statements and notes thereto prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") (included in Exhibit 99.1) and the audited consolidated financial statements and notes thereto included in the Company's Annual Information Form for the fiscal year ended March 28, 2003.

Certain statements in this Canadian Supplement constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Zarlink, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the following: increasing price and product/service competition by foreign and domestic competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products on a timely, cost-effective basis; delays in product development; the mix of products/services; the ability to ensure continuity of supply from outside fabrication services; changes in environmental and other domestic and foreign governmental regulations; protection and validity of patent and other intellectual property rights; import protection and regulation; industry competition; industry capacity and other industry trends; the ability of the Company to attract and retain key employees; demographic changes and other factors referenced in the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 2003.

The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP with respect to Zarlink's financial condition and results of operations.

RESULTS OF OPERATIONS

                                                                             Three Months Ended                Six Months Ended
                                                                          -------------------------       -------------------------
(millions of U.S. dollars)                                                Sept. 26,       Sept. 27,       Sept. 26,       Sept. 27,
                                                                            2003            2002            2003            2002
                                                                          ---------       --------        ---------       ---------
Loss from operations before income taxes -
U.S. GAAP                                                                  $(19.2)         $(11.3)         $(25.1)         $(19.7)
                                                                           ======          ======          ======          ======
Loss from operations before income taxes - CDN GAAP
                                                                           $(19.3)         $(12.1)         $(25.1)         $(23.3)
                                                                           ======          ======          ======          ======

Net loss for the period - U.S. GAAP                                        $(18.9)         $(11.9)         $(25.1)         $(20.6)
                                                                           ======          ======          ======          ======

Net loss for the period - CDN GAAP                                         $(18.8)         $(13.2)         $(24.7)         $(24.6)
                                                                           ======          ======          ======          ======

Net loss per common share - U.S. GAAP                                      $(0.15)         $(0.10)         $(0.20)         $(0.17)
                                                                           ======          ======          ======          ======

Net loss per common share - CDN GAAP                                       $(0.15)         $(0.11)         $(0.20)         $(0.20)
                                                                           ======          ======          ======          ======

The difference in loss from operations between U.S. and Canadian GAAP was principally due to differences in the treatment of stock compensation expense, the treatment of imputed interest income on the valuation of the long-term note receivable, and the method used to record an impairment charge for long-lived and intangible assets in previous years.

In the second quarter of Fiscal 2004 there was no stock compensation expense recorded in the Company's earnings under Canadian or U.S. GAAP, as compared to a stock compensation expense of $0.2 recorded under U.S. GAAP in the same period of Fiscal 2003. As a result, the loss from operations and net loss under Canadian GAAP as compared to U.S. GAAP was lower by $0.2 for the quarter ended September 27, 2002. In the first six months of Fiscal 2003 there was no stock compensation expense recorded in the Company's earnings under Canadian or U.S. GAAP, as compared to a stock

       (in millions of U.S. dollars, except per share amounts, CDN GAAP)

compensation recovery of $1.4 recorded under U.S. GAAP in the same period of Fiscal 2003. As a result, the loss from operations and net loss under Canadian GAAP as compared to US GAAP was higher by $1.4 for the six months ended September 27, 2002.

Under Canadian GAAP there are differences in the net book values of certain tangible and intangible assets as a result of different methods used to determine fair values resulting from their impairment in previous years. The different net book values of tangible and intangible assets resulted in a higher depreciation and amortization expense under Canadian GAAP by $0.2 for the three months ended September 26, 2003 (three months ended September 27, 2002 - higher by $1.1). For the first six months of Fiscal 2004, the differences resulted in a higher depreciation and amortization expense under Canadian GAAP by $0.4 (six months ended September 27, 2002 - higher by $2.1).

The Canadian GAAP other income was higher than the corresponding U.S. GAAP amount due to differences in the treatment of imputed interest income on the valuation of a long-term note receivable. Under Canadian GAAP, the interest income has been recorded in the Company's earnings, as compared to under U.S. GAAP, where the income has been deferred and netted against the value of the note receivable. The difference in accounting resulted in a higher other income under Canadian GAAP by $0.3 for the three months ended September 26, 2003 (three months ended September 27, 2002 - no difference). For the first six months of Fiscal 2004, the difference resulted in a higher other income under Canadian GAAP by $0.8 (six months ended September 27, 2002 - no difference).

Under Canadian GAAP, unrealized gains and losses on forward contracts identified as hedges may be deferred as long as there is reasonable assurance that the hedge will be effective. Under U.S. GAAP, deferral is allowed for contracts meeting the requirements for cash flow hedging under FAS 133. Prior to the adoption of FAS 133, deferral was allowed only on contracts intended to hedge identifiable firm commitments. The difference in accounting resulted in higher Canadian GAAP net loss by $nil for the three months ended September 26, 2003 (three months ended September 27, 2002 - higher net loss by $0.4). For the first six months of Fiscal 2004, the difference in accounting resulted in higher Canadian GAAP net loss by $nil (six months ended September 27, 2002 - higher net loss by $0.5).

Under Canadian GAAP, capital taxes and investment tax credits are included in operating income. Under U.S. GAAP, capital taxes and investment tax credits are included in income tax expense. As a result of these differences in presentation, under Canadian GAAP, Zarlink's operating loss was higher, and income tax recovery was higher by $0.2 in the three months ended September 26, 2003, and operating loss was lower and income tax expense was higher by $0.5 in the three months ended September 27, 2002. For the six months ended September 26, 2003, the Canadian GAAP operating loss was higher, and income tax recovery was higher by $0.4, and for the six months ended September 27, 2002, operating loss was lower and income tax expense was higher by $0.4.


                                       43